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                                                                    EXHIBIT 23.6

                          CONSENT OF FINANCIAL ADVISOR

     We hereby consent to the use and incorporation by reference in the Joint Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of our fairness opinion, dated March 26, 1996, regarding the fairness, from a financial point of view, to HS Resources, Inc. ("HSR") of the consideration to be paid by HSR pursuant to the Agreement and Plan of Merger, dated as of February 25, 1996, and amended and restated as of April 29, 1996, among HSR, HSR Acquisition, Inc., a wholly owned subsidiary of HSR, and Tide West Oil Company. We hereby also consent to references to our firm in the Registration Statement on Form S-4.

PRUDENTIAL SECURITIES INCORPORATED

New York, New York
May 1, 1996